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                                    EXHIBIT 3(II)

The following are sections 3.6, 3.8 and 3.9 of the Bylaws of Czech Industries, Inc., as amended, as of August 1, 1996:

    3.6 POWERS. The Board of Directors shall exercise all powers of the corporation except those which by law or the Certificate of Incorporation or these By-Laws ar conferred upon or reserved to stockholders. Notwithstanding, the vote of sixty six and two thirds percent (66 2/3%) of the directors present at a meeting at which a quorum is present shall be required to approve and authorize the following acts of the Corporation:

    (i) any merger, consolidation or other business combination to which the Corporation or any Subsidiary is a party;

    (ii) any increase or reduction in the authorized capital of the Corporation or any recapitalization of the Corporation, or the creation of any additional class of stock of the Corporation, or the sale, issuance, exchange, purchase or redemption of shares of capital stock of any class of the Corporation now or hereafter authorized, or any securities exchangeable for, or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, or otherwise acquire such shares;

    (iii) any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of any asset or assets of the Corporation or any Subsidiary equivalent to or greater than 20% of the net worth of the Corporation as reflected on the balance sheet most recent to the date of such transaction;

    (iv) any purchase, lease, exchange or other acquisition, directly or indirectly, in a single transaction or a series of related transactions, of assets by the Corporation or any Subsidiary equivalent to or greater than 20% of the net worth of the Corporation as reflected on the balance sheet most recent to the date of such transaction

    (v) the nomination of a person or persons to serve as a member of the board of directors of the Corporation or to act as chairman of the board;

    (vi) the removal of any member of the board of directors of the Corporation;

    (vii) the amendment of any employment agreement between the Corporation and any of its officers;

    (viii) the designation of an Executive Committee and the authorization or revision of the powers of such committee; or

    (ix) the amendment of the Corporation's Certificate of Incorporation or Bylaws of comparable governing instruments.


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    3.8  MEETINGS.  The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business immediately after the annual meeting of the stockholders, if a quorum be present, or the time and place of such meeting may be fixed by the consent in writing of all directors.

    Regular meetings of the directors may be held on at least five days notice to each director and at such place and time as shall be determined by resolution of the directors.

    Special meetings of the Board may be called by the President or by the Secretary on the written request of any two directors on at least five days notice to each director and shall be held at such place as may be determined by the directors or as shall be stated in the call of the meeting.

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    3.9  QUORUM.  A majority of the directors composed of at least two Buyer
Directors and two Seller Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained on the day of such meeting. Otherwise, if a quorum cannot be obtained on the day of a properly held meeting, adjournment and any further meeting of the board of directors shall held in accordance with these
Bylaws.   In the event an equal number of directors each favor and oppose an item of business upon which a vote is called, and a deadlock of the board of directors results, THE STATUS QUO shall be maintained until a vote of the majority of the board of directors at a meeting at which a quorum is present
alters the status quo.   For purposes of this Section only, the term Buyer
Director means Ing. Petr Petr Bednarik, Randall F. Greene, Michael Sumichrast, Ph.D., Martin A. Sumichrast or any successor to such person. For purposes of this Section only, the term Seller Director means August A. de Roode, Wolfgang Kossner, Peter Schmid, any designee of Eastbrokers Beteiligungs AG and successor to such person.



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